Exhibit 10.5


2000 POST OAK BOULEVARD/SUITE 100/HOUSTON, TEXAS 77056-4400         CORPORATION
--------------------------------------------------------------------------------
                                                                  (713) 296 6000
                                                              WWW.APACHECORP.COM

June 8, 2005

VIA OVERNIGHT MAIL
------------------

Hunt Oil Company                    GOM Shelf LLC
1455 Ross at Field                  2000 Post Oak Blvd., Suite 100
Dallas TX 75202-2785                Houston, Texas 77056-4400
Attn: Mr. Larry Guzick              Attn: Mr. Gene Linscomb

Ridgewood Energy Corporation
11700 Old Katy Road, Suite 280
Houston TX 77079
Attn: Mr. Greg Tabor


RE:      Working Interest Unit Agreement and Well Proposal
         East Cameron Blocks 47, 48 & 63
         Offshore Louisiana

Ladies and Gentlemen:

This Unit Agreement is entered into as of the date first written above ("Effective Date") by and between Ridgewood Energy Corporation ("Ridgewood"), Apache Corporation ("Apache"), GOM Shelf LLC ("GOM Shelf"), and Hunt Oil Company ("Hunt"). Apache, Ridgewood, GOM Shelf and Hunt may be herein referred to individually as "Party" and collectively as "Parties".

WHEREAS, Apache and GOM Shelf are the owners of certain record title interests in each of East Cameron Block 47 (OCS-G 0767) and East Cameron Block 48 (OCS-G
0768), Offshore Louisiana ("EC 47" and "EC 48" respectively); and

WHEREAS, Hunt is the owner of certain interests in East Cameron Block 63, (OCS-G 22574), Offshore Louisiana ("EC63); and

WHEREAS, the EC 48 I-8 Well (the "Well") is planned for early 2005; and

WHEREAS, the Parties agree to form a working interest unit for drilling of the Well, comprising portions of EC 47, EC 48 and EC 63 (the "Unit").

NOW THEREFORE it is agreed as follows:

1. Unit Area. The "Unit Area" will be comprised of the following:

         Tract 1
         EC 47:   NE/4 SE/4 SE/4 and NE/4 SE/4 SE/4 SE/4; and

         EC 48:   N/2 SW/4 SW/4 and the  SE/4 SW/4 SW/4 and the
                  W/2 SE/4 SW/4  and the N/2 SW/4 SW/4 SW/4

         Containing approximately 527.25 acres, more or less,

         AND

         Tract 2
         EC 63: S/2 NE/4 NW/4 and the NW/4 NE/4 NW/4 and the N/2 NE/4 NW/4 NW/4 and the SE/4 NE/4 NW/4 NW/4 and the NE/4 SE/4 NW/4 NW/4 and the SW/4 NE/4 NE/4 NW/4

         Containing approximately 332.03125 acres, more or less.

2. Unit Depths. The unit will be limited in depth from the stratigraphic equivalent of the base of the "OC" sand, as seen in the electric log at 9,900' MD in the EC 48 OCS-G 0768 C-2 Well, to 100' below the stratigraphic equivalent of the base of the deepest sand drilled and completed or qualified under 30 CFR 250.115 or 30 CFR 250.116 in the Initial Test Well or its substitute therefore ("Unit Depths").

3. Unit Operator. The Parties hereby designate Apache as the initial Unit Operator. In the event Apache resigns as Operator, the subsequent operator shall be selected pursuant to Section 4 of the Joint Operating Agreement (as defined in paragraph 8 below).

4. Unit Ownership. All costs associated with the exploration, development and operation of the Unit Area, including but not limited to the drilling, completion, and production of the Initial Test Well and any Substitute Well or subsequent well drilled by the Parties within the Unit Area, shall be borne, and all production therefrom shall be owned and attributed, seventy percent (70%) to Tract 1 and thirty percent (30%) to Tract 2 (referred to herein as the "Unit Interests"). The Unit Interests will not be adjusted, regardless of the termination or relinquishment of all or any portion of the Unit Area.

5. Initial Test Well. Subject to weather conditions, rig availability and acquiring all necessary permits, Apache, as Operator, shall commence, or cause to be commenced, no later than September 1, 2005, the drilling of an initial test well ("Initial Test Well") form a surface location 1,980' FSL and 51" FWL of EC 48 to a bottomhole location 1,716' FSL and 1,798' FWL of EC 48, pursuant to Apache's AFE No. 642 and Well Plan attached hereto as Exhibit "A". Upon execution of this Unit Agreement, Hunt will also execute AFE No. O-05-0097-D and O-05-0097-C for its thirty percent (30%) working interest and return the AFE to the Operator.

6. Substitute Well. In the event the Initial Test Well does not reach the objective depth because of mechanical difficulties or gulf coast conditions (i.e. rock salt, heaving shale, excessive water flow, depleted sands, excessive pressure, base or other impenetrable matter) which prevent the Operator from drilling the well to objective depth, the Parties hereto may cause the drilling of a "Substitute Well" on or before ninety (90) days following the plugging and abandonment of the Initial Test Well (or plugging back in the case of a proposed sidetrack). Any Substitute Well shall require the concurrence of two
         (2) or more Parties with Unit Interests of at least fifty-one percent (51%) and shall be drilled to target the same objective as the Initial Test Well.

7. Slot Fee. Hunt will pay a slot fee of Two Hundred Thousand Dollars ($200,000), proportionately reduced to its thirty percent (30%) Tract 2 Unit Interest, for a net Sixty Thousand Dollars ($60,000), to the owners of the "I" Platform, for each slot which may be used under this Agreement, within fifteen (15) days of the spudding of each such Unit well. The slot will continue to be owned by the I Platform owners. Hunt is afforded the right to sue the slot until termination of this Unit Agreement or Hunt relinquishes its interest in the well, whichever occurs sooner.

8. Joint Operating Agreement. The Parties will agree to enter into a mutually acceptable Joint Operating Agreement substantially in the form attached hereto as Exhibit "B" that will govern operations in the Unit Area and that will name Apache as Operator.

9. Existing Wells, Platforms, Facilities and Pipelines. Notwithstanding the Initial Test Well and any Substitute Well or subsequent wells drilled under the Joint Operating Agreement:

         a) Hunt shall not earn an interest in or assume any liability for any well, platform, facility, or pipeline located either on the Unit or on EC 47 or EC 48 as of the Effective date; and

         b) Neither Apache, GOM Shelf nor Apache shall earn an interest in or assume any liability for any well, platform, facility, or pipeline located on EC 63 as of the Effective Date.

10. Production Handling. Apache and GOM Shelf will provide Hunt utilization of their existing, Apache operated, EC 48 "I" Platform and Facilities for the production handling and processing of all production from the Unit Area under a mutually acceptable production handling agreement which shall incorporate, among other provisions, processing and handling rates of $0.125/mcf for gas, $1.00/barrel for oil and condensate, $1.00./barrel for water, and $.05/mcf per stage of compression.

11. Contract Pumping Agreement. Wells drilled within the Unit Area pursuant to this Unit Agreement will be hooked upto "I" platform and operated by Apache, or its successor, under a mutually acceptable contract pumping agreement, which shall incorporate,

         Among other provisions, an operating fee of $10,000 (Ten Thousand Dollars) per well plus direct costs attributable to the well.

12. Production within five hundred feet (500') of Lease Line. The Parties agree to concur with or grant, should Operator deem it necessary to request same, a waiver to produce a Unit well within five hundred feet (500") of the lease lines separating EC 48 from EC 63.

13. Further Assurances. From and after the execution hereof, each of the Parties will execute and deliver or cause to be executed and delivered sufficient permits, designations and regulatory documents and take such other action as may be reasonably necessary to carry out the purposes of this Unit Agreement.

14.      Term.
         (A) This Unit Agreement shall be effective as of the Effective Date and shall remain in effect for a period o one (1) year and so long thereafter as:

         1. there is a well on the Unit Area, drilled pursuant to this Unit Agreement or the Joint Operating Agreement, producing oil, gas or other hydrocarbons in paying quantities from the Unit Depths; or

         2. operations to drill, complete or restore production are being conducted on the Unit Area and there is a lapse of no more than one hundred eighty (180) days between (a) the cessation of production from the Unit Depths and (b) the restoration of production from the Unit Depths or commencement of operations to restore production from the Unit Depths; or

         3. activity is being conducted on the Unit Area pursuant to a Suspension of Production or Suspension of Operations.

         (B) At the moment in time that all of the activities described in (A) 1, 2 and 3 above have ceased, this Unit Agreement shall automatically terminate; provided that, termination shall not relieve any Party from any liability accrued or incurred prior to such termination. All obligations under the Joint Operating Agreement shall survive until all Unit wells are plugged and abandoned and accounts are reconciled.

15. Conflict with Agreements. In the event of a conflict between the terms of the body of this Unit Agreement and the Joint Operating Agreement, the terms of this Unit Agreement shall prevail.

16. Applicable Law. THE PROVISIONS OF THIS UNIT AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED BY, AND INTERPRETED ACCORDING TO, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAWS, UNLESS FEDERAL MARITIME LAW APPLIES, IN WHICH CASE FEDERAL MARITIME LAW SHALL GOVERN AND CONTROL.

17. Notices. All notices that are required or authorized to be given hereunder, except as otherwise specifically provided herein, shall be given in writing and addressed to the Party to whom such notice is given as follows, and shall be effective when received by the Party to whom addressed:

Hunt:                                   GOM Shelf:
-----                                   ----------
Hunt Oil Company                        GOM Shelf LLC
1455 Ross at Field                      2000 Post Oak Blvd., Suite 100
Dallas, Texas 75202                     Houston, Texas 77056-4400
Attention: Larry Guzik                  Attention: Land Manager-Gulf Coast
Tel:       (214) 978-8563               Tel:       (713) 296-6000
Fax:       (214) 978-8888               Fax:       (713) 296-7024

Apache:                                 Ridgewood:
-------                                 ----------
Apache Corporation                      Ridgewood Energy Corporation
2000 Post Oak Blvd., Suite 100          11700 Old Katy Road, Suite 280
Houston, Texas 77056-4400               Houston, Texas 77079
Attention: Land Manager-Gulf Coast      Attention: Greg Tabor
Tel:       (713) 296-6000               Tel:       (281) 293-8449
Fax:       (713) 296-7024               Fax:       (281) 293-7705

18. Counter parts. This Unit Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument; provided, however, no Party shall be bound to this Unit Agreement unless and until all Parties have executed either a counterpart or an original.

19. Consent to Assign. A Party may not sell, transfer, farm out, assign, or otherwise dispose of all or part of its interest in the Unit Area without the prior written consent of the other Parties, unless:

         (a) The transferee is financially capable of assuming the obligations hereunder and, in accordance with the Subsection 18(c) below, the transfer furnishes the Parties with proof of such financial capability that, in case of Outer Continental Shelf leases, shall be proof that the transferee is currently qualified by the Minerals Management Service, an agency of the United States Department of the Interior, or a successor agency having jurisdiction (hereinafter "MMS"), to own Outer Continental Shelf leases and that the transferee has on file with the MMS the appropriate lessee and Operator bonds;

         (b) the transferee agrees in writing to assume all obligations and liabilities under this Unit Agreement related to the interest acquired; and

         (c) the transferor has given the other Parties written notice of the transfer at least fifteen (15) days before the date of the transfer, such notice to include the name of each proposed transferee, a description of the interests to be transferred, and the proof set forth in Subsection 19(a).

         The requirements of this Section 19 shall not apply to a merger, consolidation, reorganization, sale or transfer to an Affiliate, a mortgage by a Party of its interest in the Unit Area, a sale of all, or substantially all, of a Party's domestic exploration and production properties, or a transfer or disposition between the Parties hereto.

Please indicate your approval with the terms herein by signing two (2) copies of this Unit Agreement in the space below and returning one (1) executed original to the letterhead address. Should you have any questions, please contact Mr. Gene Linscomb at (713) 296-7027.

Very truly yours,
APACHE CORPORATION

/s/ C.R. Harden
---------------

C.R. Harden
Land Manager - Gulf Coast Region



AGREED to and ACCEPTED THIS_________ DAY OF JUNE, 2005

RIDGEWOOD ENERGY CORPORATION        GOM SHELF LLC
                                    By Apache Corporation as Managing
                                    Member

/s/ Greg Tabor                          /s/ C.R Harden
------------------------------      -----------------------------
         Greg Tabor                         C.R Harden
         Executive Vice President           Land Manager - Gulf Coast Region



HUNT OIL COMPANY


-----------------------------
         A. W. Lewis, Jr.
         Vice President - Development

                           JOINT OPERATING AGREEMENT


                                      dated


                                   June 8, 2005


                                     between



                               APACHE CORPORATION


                                  GOM SHELF LLC


                          RIDGEWOOD ENERGY CORPORATION


                                       and


                                HUNT OIL COMPANY


                                    covering


                        portions of Blocks 47, 48 and 63


                                East Cameron Area


                               Offshore Louisiana

                            JOINT OPERATING AGREEMENT

         THIS AGREEMENT is made effective the _____ day of ___________,200_, ("Effective Date") by and between Apache Corporation ("Apache"), GOM Shelf LLC ("GOM Shelf"), Ridgewood Energy Corporation ("Ridgewood"), and Hunt Oil Company ("Hunt"), herein referred to collectively as "Parties" and individually as "Party".

                              W I T N E S S E T H:

         WHEREAS, by agreement dated June 8, 2005, the Parties entered into a contract know as Working Interest Unit Agreement and Well Proposal providing for exploratory and development operations in a certain area of the Gulf of Mexico defined therein as the "Unit Area" and shown on Exhibit "A" attached hereto.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, it is agreed that as a of the Effective Date, this Operating Agreement is effective as to operations approved and commenced on the Unit Area set out on Exhibit "A".

                                    ARTICLE 1
                                   APPLICATION

This Agreement applies to the Unit Area set out in Exhibit "A" as a whole and does not apply separately as each oil and gas Lease or portion thereof in Exhibit "A".

                                    ARTICLE 2
                                   DEFINITIONS

         2.1 Affiliates. Subsidiaries, parent or affiliated companies of the Participating Parties, including any limited partnership in which a Party has the majority of ownership or control either directly as general partner of such limited partnership or indirectly as general partner of another limited partnership.
         2.2 Authority for Expenditure. (AFE) means an authority to expend funds prepared by a Party to estimate the costs to be incurred in conducting an operation under this Agreement.
         2.3 Development Operations. Operations subsequent to the date on which one (1) or more Parties having a combined Working Interest of fifty percent (50%) or more determine that a Producible Well has been established in the Unit Area.
         2.4 Development Well. Any well proposed as a Development Operation including all necessary expenditures through the surface wellhead, which expenditures may include, if appropriate, expenditures for subsea facilities. Such subsea facilities may include, but are not limited to subsea wellheads, subsea flowlines, and/or other similar equipment.
         2.5 Exploratory Operations. Operations conducted prior to Development Operations.

         2.6  Exploratory Well.  Any well proposed as an Exploratory Operation.
         2.7 Facilities. All Unit Area equipment beyond the well head connections acquired pursuant to this Agreement excluding Platforms.
         2.8 Lease. Each oil and gas lease identified in Exhibit "A" and the lands affected thereby.
         2.9 Non-Consent Operations. Exploratory Operation or Development Operations conducted by fewer than all Parties.
         2.10 Non-Consent Platform. A drilling or production Platform, caisson or well protector, or similar structure owned by fewer than all Parties.
         2.11 Non-Consent Well. An Exploratory Well or Development Well with operations conducted by fewer than all Parties.
         2.12 Non-Operator. Any Party to this Agreement other than the Operator.
         2.13 Non-Participating Party. Any Party to this Agreement other than a Participating Party.
         2.14 Non-Participating Party's Share. The Participating Interest a Non-Participating Party would have had if it had participated in the operation.
         2.15 Operator. The Party designated under this Agreement to conduct Exploratory and Development Operations.
         2.16 Participating Interest. A Participating Party's percentage of participation in an operation conducted pursuant to this Agreement.
         2.17 Participating Party. A Party who joins in an operation conducted pursuant to this Agreement.
         2.18 Platform. A drilling or production platform, caisson or well protector, or similar structure installed pursuant to this Agreement.
         2.19 Producible Well. A well producing oil and/or gas, or, if not producing oil and/or gas, a well determined to be capable of producing oil and/or gas in paying quantities pursuant to any applicable order issued by appropriate governmental authority; however, any well shall be considered a Producible Well if so determined by one (1) or more of the Participating Parties having a combined voting interest of fifty percent (50%) or more, whether or not said well is plugged and abandoned.
         2.20 Producible Reservoir. An underground oil and/or gas accumulation which is separated from and not in oil or gas pressure communication with any other such accumulation, and into which a Producible Well has been drilled.
         2.21  Unit Area means the area delineated and described on Exhibit "A".
         2.22 Working Interest. The ownership of each Party in and to the Unit Area, as set forth in Exhibit "A".

                                    ARTICLE 3
                                    EXHIBITS

         3.1 Exhibits. Attached hereto are the following exhibits which are incorporated herein by reference:
         3.1.1 Exhibit "A". Description of Leases, the Unit Area, Working Interests of the Parties and Designated Representatives.
         3.1.2    Exhibit "B. Insurance Requirements.

         3.1.3    Exhibit "C". Accounting Procedure.
         3.1.4    Exhibit "D". Equal Opportunity Certifications and Agreements.
         3.1.5    Exhibit "E". Gas Balancing Agreement.
         3.1.6    Exhibit "F". Recording Memorandum.

         If any provision of any Exhibit, except Exhibit "E", is inconsistent with any provision contained in the body of this Agreement, the provisions of the body of this Agreement shall prevail. The provision of Exhibit "E" shall prevail over the provisions contained in the body of this Agreement in the event there is an inconsistency.

                                    ARTICLE 4
                                    OPERATOR

         4.1  Operator.  Apache Corporation is hereby designated as Operator.

         4.2 Resignation. Operator may resign at any time by giving notice to the Parties. Such resignation shall become effective at 7:00 a.m. on the first day of the month following a period of ninety (90) days after said notice, unless a successor Operator has been selected and has assumed the duties of Operator prior the that date.

         4.3 Removal of Operator. In the event (1) Operator becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors or commits any act of bankruptcy or seeks relief under laws providing for the relief of debtors; or (2) a receiver is appointed for Operator or for substantially all of its property and/or affairs or its interest in the Unit Area; or (3) Operator assigns a portion of its interest hereunder to a non-affiliate which reduces its voting interest to less than ten percent (10%); or (4) Operator commits a substantial breach of a material provision of this Agreement, and fails to cure same after notice of such a breach, Operator may be removed by an affirmative vote of the Parties having a combined Working Interest of at least ninety percent (90%) or more of the interest remaining after excluding the Operator's Working Interest. Such removal shall become effective at 7:00 a.m. on the first day of the month following a period of ninety (90) days after the removal election is exercised unless a successor Operator has assumed duties prior to that date.

         4.4 Selection of Successor. Upon resignation or removal of Operator, a successor Operator shall be selected by an affirmative vote of the Parties having a combined Working Interest of fifty-one percent (51%) or more; however, if the removed or resigned Operator fails to vote or votes only to succeed itself, the successor Operator shall be selected by an affirmative vote of one
(1) or more Parties having a combined Working Interest of sixty-five percent (65%) or more of the remaining Working Interest left after excluding the Working Interest of the removed or resigned Operator. In no event shall the resignation or removal of Operator become finally effective unless and until a successor Operator has been selected and assumed its duties.

         4.5 Delivery of Property. Prior to the effective date of resignation or removal, Operator shall deliver promptly to successor Operator the possession of everything owned by the Parties pursuant to this Agreement.

                                       4 (Amended)

                                    ARTICLE 5

         5.1 Exclusive Right to Operate. Unless otherwise provided, Operator shall have the exclusive right and duty to conduct all operations pursuant to this Agreement.

         5.2 Workmanlike Conduct. Operator shall conduct all operations in a good and workmanlike manner, as would a prudent Operator under the same or similar circumstances. Operator shall not be liable to the Parties for losses sustained or liabilities incurred except such as may result from its gross negligence or willful misconduct. Unless otherwise provided, Operator shall consult with the Parties and keep them informed of all important matters.

         5.3 Liens and Encumbrances. Operator shall endeavor to keep the Leases contributed to the Unit Area and equipment free from all liens and encumbrances occasioned by operations conducted by Operator hereunder, except those provided for in Section 85.

         5.4 Employees. Operator shall select employees and determine their number, hours of labor, and compensation. Such employees shall be employees of Operator.

         5.5 Records. Operator shall keep accurate books, accounts, and record of operations hereunder which, unless otherwise provided for in this Agreement, shall be available upon twenty (20) days notice by non-operators for inspection during normal office hours by Non-Operators or their authorized representative pursuant to the provisions contained in Exhibit "C".

         5.6 Compliance. Operator shall comply with and require all agents and contractors to comply with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction.

         5.7 Drilling. Operator shall have all drilling operations conducted by qualified and responsible independent contractors under competitive contracts. However, Operator may employ its equipment and personnel in the conduct of such operations to a written agreement among the Participating Parties.

         5.8 Reports. Operator shall make reports to governmental authorities that it has a duty to make as Operator and shall furnish copies of such reports to the Parties. Operator shall give timely written notice to the Parties of all litigation and/or administrative proceedings affecting the Unit Area or operations hereunder.

         5.9 Information to All Parties. Operator shall promptly furnish each Party the following information pertaining to each well being drilled:

         (a) copy of application for permit to drill and all amendments thereto;

         (b)    daily drilling reports;
         (c)    complete report of all core analyses;
         (d)    copies of any logs or surveys as run;
         (e) copies of any well test results, bottom-hole pressure surveys, gas and condensate analyses, or similar information;
         (f)    copies of reports made to regulatory agencies; and
         (g) twenty-four (24) hour notice by telephone to the designated representative listed in Exhibit "A" of logging, coring and testing operations, and upon written request samples of cuttings and cores marked as to depth, to be packaged and shipped at the expense of the requesting Party.

                                    ARTICLE 6
                          VOTING AND VOTING PROCEDURES

         6.1 Designation of Representatives. The names, addresses, and the telephone, telecopier and telex numbers of the representative and alternate who are authorized to represent and bind each Party with respect to operations hereunder are set forth in Exhibit "A". Any of the above may be changed by written notice to the other Parties. Each Party may designate additional representatives to perform certain functions on its behalf, by written notice to the other Parties.

         6.2 Voting Procedures. Unless otherwise provided, any matter requiring approval of the Parties shall be determined as follows:

                  6.2.1 Voting Interest. Subject to the provisions of Section 8.7, each Party shall have a voting interest equal to its Working Interest or its Participating Interest as applicable.
                  6.2.2 Vote Required. Unless expressly stated to the contrary herein, proposals requiring approval of the Parties shall be decided by an affirmative vote of one (1) or more Parties having a combined voting interest of fifty percent (50%) or more.
                  6.2.3 Votes. The Parties may vote at meetings; by telephone, promptly confirmed in writing to Operator; or by letter, telegram, telex or telecopier. Operator shall give prompt notice of the results of such voting to each Party.
                  6.2.4 Meetings. Meetings of the Parties may be called by Operator upon its own motion or at the request of any Party having a voting interest of not less than 10 percent (10%). Except in the case of emergency or pursuant to the provisions of Section 5.11, or except when agreed by a unanimous consent, no meeting shall be called on less than fifteen (15) days advance written notice. Notice of such meeting shall include the agenda of matters to be considered. The representative of Operator shall be chairman of each meeting. Only matters provided for in the agenda of the meeting shall be decided and acted upon at a meeting, provided, however, the agenda and items included in the agenda may be amended by unanimous agreement of all Parties.

                                    ARTICLE 7
                                     ACCESS

         7.1 Access to Unit Area. Each Party shall have access to the Unit Area at its sole risk and expense at all reasonable times to inspect operations and wells and the records and data pertaining thereto.

         7.2 Reports. Upon written request, Operator shall use good faith efforts to furnish to a requesting Party any nonconfidential information not otherwise furnished under Section 5.8 and/or Section 5.9 to which such Party is entitled hereunder. The costs of gathering and furnishing information not otherwise furnished under Section 5.8 and/or Section 5.9 shall be charged to the Party(ies) requesting such additional information.

         7.3 Confidentiality. The phrase "Confidential Data" as used hereafter shall include all of the information and logs referred to in this paragraph, including the original of any copies thereof. Except as provided in Section 7.4,
Section 7.5, or for necessary disclosures to governmental agencies, no Party, or Affiliate shall release or trade any geological, geophysical or reservoir information or any logs or other information pertaining to the progress, tests or results of any well unless agreed to by all Participating Parties in writing.

         7.4 Limited Disclosure. Any Party may make Confidential Data available to reputable engineering firms and gas transmission companies for hydrocarbon reserve and other technical evaluations and to reputable financial institutions for study prior to commitment of funds. The Confidential Data made available shall not be removed from the custody or premises of the Party making such data available. Any third party permitted such access shall first agree in writing neither to disclose such data to others nor to use such data except for the purpose for which it is disclosed.

         7.5 Affiliates. There shall be no requirement for approval with respect to access to Confidential Data by Affiliates.

                                    ARTICLE 8
                                  EXPENDITURES

         8.1 Basis of Charge to the Parties. Operator shall pay all costs and each Party shall reimburse Operator in proportion to its Participating Interest. All charges, credits and accounting for expenditures shall be pursuant to Exhibit "C". The provisions of this Agreement shall prevail in the event of conflict with Exhibit "C".

         8.2 Authorization. Except in the event of an emergency, prior to undertaking any project or making any single expenditure in excess of One Hundred Thousand Dollars ($100,000), Operator shall submit for the approval of the Parties, an Authority for Expenditure ("AFE") for such project or expenditure. Notwithstanding the One Hundred Thousand Dollars ($100,000) limitation, where such project or expenditure involves changing zones in a well, or a workover operation that is a capital expenditure, an expenditure request shall be submitted to the Parties for approval. Operator shall furnish an AFE or similar form, for informational purposes only, to all the Parties on any project or single expenditure costing less than One Hundred Thousand Dollars ($100,000), but in excess of Fifty Thousand Dollars ($50,000), if Operator prepares same for its own use. Informational copies of supplemental AFE's shall be furnished to the Parties after an original AFE has been exceeded by ten percent (10%), except that no informational copy of a supplemental AFE shall be required until the amount of the overexpenditure exceeds Fifty Thousand Dollars ($50,000). Subject to any election provided in Articles 10 and 11, approval of an Exploratory Well operation shall include approval of all necessary expenditures through drilling, coring and logging to the objective depth and plugging and abandoning costs if applicable; approval of a Development Well operation shall include all necessary expenditures through installation of the surface wellhead. In the event of an emergency, Operator may immediately make such expenditures as in its opinion are required to deal with the emergency. Operator shall report to the Parties, as promptly as possible, the nature of the emergency and action taken. The Parties understand and agree that amounts shown in AFE's are estimates only and each Party is responsible for its proportionate share of all costs and expenses of an operation regardless of whether the actual costs exceed the AFE amount.

         8.3 Advance Billings. Operator shall have the right to require each Party to advance its respective share of estimated expenditures pursuant to Exhibit "C".

         8.4 Commingling of Funds. Funds received by Operator under this Agreement may be commingled with its own funds.

         8.5 Unpaid Charges. If any Party fails to pay the charges due hereunder within sixty (60) days after rendition of Operator's statement, the remaining Participating Parties shall, upon Operator's request, pay the unpaid amount in proportion to their interests, provided the Operator has given written notice to the remaining Participating Parties that such Party is in default pursuant to
Section 8.7 at least thirty (30) days prior to such request. Each Participating Party so paying its share of the unpaid amount shall be subrogated to Operator's security rights described in Section 8.5 to the extent of such payment.

         8.6 Default. If any Party does not pay its share of the charges when due, Operator may give such Party notice that unless payment is made with fifteen (15) days, such Party shall be in default. Any Party in default shall have no further access to the maps, records, data, interpretations, or other information obtained in connection with operations. A defaulting Party shall not be entitled to vote on any matter, including the Removal/Selection of Operator pursuant to Sections 4.3 and 4.4, until such time as said Party's payments are current. The voting interest of each non-defaulting Party shall be in the proportion its Participating Interest bears to the total non-defaulting Participating Interest. As to any operation approved during the time a Party is in default, such Party shall be deemed to be a Non-Participating Party.

         8.7 Carved-out Interests. Any overriding royalty, production payment, net proceeds interest, carried interest, or any other interest carved out of a Working Interest in the portion of the Lease is contributed to the Unit Area shall be subordinate to the rights of the Parties to this Agreement, and any Party whose Working Interest is so encumbered shall be solely responsible therefore. If a Party does not pay its share of costs and the proceeds from the sale of the production under Section 8.5 are insufficient for that purpose, the security rights provided for therein may be applied against the carved-out interest with which such Working Interest is burdened. In such event, the rights of the owner of such carved-out interest shall be subordinated to the security rights granted by Section 8.5.

                                    ARTICLE 9
                                     NOTICES

         9.1 Giving and Receiving Notices. Except as otherwise provided in this Agreement, all AFE's and notices required or permitted by this Agreement shall be in writing and shall be delivered in person or by mail, courier service, telegram, telecopier, or any other form of facsimile transmission, with postage and charges prepaid, addressed to the Parties at the addresses in Exhibit "A". When a drilling rig is on location and standby charges are accumulating, however, notices pertaining to the rig shall be given orally or by telephone. All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. The originating AFE or notice shall be deemed to have been delivered only when received by the Party to whom it was directed, and the period for a Party to deliver an AFE or notice in response thereto shall begin on the date the originating AFE or notice is received. "Receipt", for oral or telephone notice, means actual and immediate communication to the Party to be notified, and for written notice, means actual delivery of the notice to the address of the Party to be notified, as specified in this Agreement, or to the telegraph, telecopy, or other facsimile machine of that Party. A responsive notice shall be deemed to have been delivered when it is received by the Party to be notified, either by the Untied States mail, a courier or telegraph service, transmitted by telecopy or facsimile transmission, receipt confirmed by telephone contact, or personally delivered to the Party to be notified. When a response is required in forty-eight (48) hours or less, however, the response may be given orally or by telephone, telecopy, or other facsimile transmission within that period and confirmed in writing. If a Party is unavailable to receive a notice required to be given orally or by telephone, the notice may be delivered by any other method specified in this Section 9.1 and shall be deemed to have been delivered in the same manner provided in this
Section 9.1 for a responsive notice. A message left on an answering machine or with an answering service or other third person shall not be deemed to be adequate telephonic or oral notice.

         9.2 Content Notice. An AFE or notice requiring a response shall indicate the maximum response time specified in Section 9.3 (Response to Notices). A proposal for a Platform or Facility shall include an AFE, containing a description of the Platform or Facility, including, but not limited to, location, and the estimated costs of design, fabrication, transportation, and installation. A proposal for a well operation shall include an AFE, describing the estimated commencement date, the proposed depth, the objective formation or formations to be penetrated or tested, the Objective Horizon, the surface and bottomhole locations, proposed directional drilling operations, the type of equipment to be used, and the estimated costs of the operation, including, but not limited to, the estimated costs of drilling, testing, and Completing or abandoning the well. A proposal for multiple operations on more than one (1) well location by the same rig shall contain separate AFE's or notices for each operation and shall specify in writing which operation will take precedence. Each Party shall respond to each proposed multiple operation in the manner provided in Subsection 9.3.3 (Proposal for Multiple Operations).

         9.3 Response to Notices. Each Party's response to a proposal shall be in writing to the proposing Party. Unless otherwise provided in this Agreement, the response time shall be as follows:

         9.3.1 Platform Construction. When a proposal involves the construction of a Platform, each Party shall respond within ninety (90) days after receipt of the AFE or notice.
         9.3.2    Proposal Without Platform. Except as provided in Subsection
                  9.3.3 (Proposal for Multiple Operations), when a proposal does not require construction of a Platform, each Party shall respond within thirty (30) days after receipt of the proposal, but if (a) a drilling rig is on location, (b) the proposal relates to the same well or its substitute, and (c) standby charges are accumulating, a response shall be made within forty-eight (48) hours after receipt of the proposal, inclusive of Saturdays, Sundays, and federal holidays.
         9.3.3 Proposal of Multiple Operations. Unless otherwise agreed by the Parties, no more than one (1) well shall be drilling or Completing at the same time. When a proposal is made to conduct multiple Development Operations at separate well locations using the same rig, each Party shall respond (a) to the well operation taking precedence, within thirty (30) days after receipt of the proposal; and (b) to each subsequent well location, within forty-eight (48) hours after completion of approved operations at the prior location and notification thereof by Operator.
         9.3.4 Other Matters. For all other matter requiring notice, each Party shall respond within thirty (30) days after receipt of notice.
         9.3.5 Failure to Respond. Failure of a Party to respond to a proposal or notice, to vote, or to elect to participate within the period required by this Agreement shall be deemed to be a negative response, vote, or election.

                                   ARTICLE 10
                             EXPLORATORY OPERATIONS

         10.1 Operations by All Parties. Any party may propose an Exploratory Well by notifying the other Parties. Any such proposal shall be handled pursuant to the notice procedures set forth in Subsections 9.3.2, 9.3.3, 9.3.4 or 9.3.5, as appropriate. If all the Parties agree to participate in drilling the proposed well, Operator shall drill same at their cost and risk. If within ten (10) days after a proposal is submitted to drill a well, provided a mobile drilling rig is not on location and/or such proposal is not already approved, a Party submits an alternate location and/or a different projected depth for such well, the Operator shall call a meeting of the Parties to be held within fifteen (15) days of receipt of the counterproposal for the purpose of determining by majority vote in interest which location and/or to which depth the well shall be proposed. In the event of a tie vote, the initial proposal shall be the proposal for consideration. In such event, the period for response by each Party of its election whether or not to join in the drilling of such well shall expire fifteen (15) days after the meeting to determined what proposal to consider is held, If such well is not commenced within one hundred twenty (120) days after the last applicable election date, the effect shall be the same as if the proposal had not been made. Exploratory Operations shall be deemed to have commenced on the day charges are incurred pursuant to an approved AFE.

         10.2 Second Opportunity to Participate. If fewer than all but two (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate, the Operator shall inform the Parties of the elections made, whereupon any Party originally electing not to participate may then elect to participate by notifying the Operator within forty-eight (48) hours, excluding Saturdays, Sundays, and federal holidays, after receipt of such notification.

         10.3 Final Election to Participate. If fewer than all but two (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more approve any proposed operation, the Operator, immediately after the expiration of the applicable response time, shall inform the Parties who have elected to participate of the total interest of the Parties approving such operation. Each Participating Party, within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) after receipt of such notice, shall advise the Operator of its desire to (a) limit participation to such Party's interest as shown on the proposed AFE; or (b) carry its proportionate part of Non-Participating Parties interests. Failure to advise the proposing Party shall be deemed an election under (a), notwithstanding Subsection 9.3.5. Should any Party elect to limit its participation to its interest as shown on the proposed AFE, the remaining Participating Parties shall carry the Non-Participating Parties' interest in such proportions as the remaining Participating Parties agree to by mutual consent. In the event a drilling rig is on location, the time permitted for such response shall not exceed a total of forty-eight (48) hours.

         10.4 Operations by Fewer than All Parties. If fewer than all but two
(2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in and agree to bear one hundred percent (100%) of the cost and risk of drilling the proposed well, Operator, or another Party if Operator is not a Participating party, shall drill such well as Operator under this Agreement.

If an Exploratory Well proposed to be drilled on the Unit Area is commenced within one hundred twenty (120) days after the date of the last applicable election date as provided herein, any Party not participating in the drilling of the well shall relinquish all of its interest in the well and the production therefrom, until the Parties participating in the drilling of the well have recouped the costs applicable to the well as provided in Subsection 12.2.1, except that the percentage of recoupment as specified in Subsection 12.2.1(a) shall be as follows:
         a.) Eight hundred percent (800%) if the Exploratory Well proposal is approved by tow (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more; or,

If any Exploratory Well proposed hereunder is not commenced within the time period as prescribed above, the effect shall be as if the proposal had never been made.

         10.5 Course of Action after Drilling to Initial Objective Depth. At such time as an Exploratory Well has been drilled as proposed, Operator shall notify the Participating Parties setting forth Operator's recommendation to either:
         (a) conduct additional coring, testing or logging of the formations encountered;
         (b)      deepen the well;
         (c) attempt completion, with a deeper completion having priority over a shallower completion attempt;

         (d) sidetrack the well to another bottom hole location not deeper than the stratigraphic equivalent of the initial objective depth;
         (e)      perform other operations on the well; or
         (f)      plug and abandon the well.

The Participating Parties, within forty-eight (48) hours after receipt of Operator's recommendation, shall respond thereto by either approving it or making another proposal. If another proposal is made, the Participating Parties shall have an additional twenty-four (24) hours to respond thereto. If conflicting proposals are made, preference for purposes of consideration only shall be given first to (a) above and next to (b) above and so forth. Failure of a Participating Party to respond to a proposal shall be deemed a negative response.

                  10.5.1 Operation by All Parties. Subject to Subsection 10.5.4, if all Participating Parties approve a proposal, Operator shall conduct the operation at the Participating Parties' cost and risk.
                  10.5.2 Operations by Fewer than All Parties. If two (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more approve a proposal and agree to bear the cost, risk and liabilities (including loss of the hole due to deepening the well) thereof, except a proposal to plug and abandon, Operator shall conduct the same as Non-Consent Operation for such Parties pursuant to the provisions of Article 12, except that the percentage of recoupment as provided in Subsection 12.2.1(a) shall be the same as provided for in
         Section 10.4(a). If no proposal receives the required approval, the well shall be plugged and abandoned at the expense of all Participating Parties unless any Participating Party notifies Operator within twenty-four(24) hours after the end of the last applicable election period that it desires to immediately assume all costs and risks including liabilities of further operations, in which event Operator shall, as promptly as possible, commence the proposed operation pursuant to the provisions of Article 12. In the event there is more than one (1) Party, each of which is willing to assume all costs, risk and liabilities of further operations, but each desire to perform a different operation, then the order of priority as listed above herein shall prevail and govern.
                  10.5.3 Obligations and Liabilities of Participating Parties. If the decision is to deepen, to sidetrack to another bottomhole location, to complete at initial objective depth, or to plug back and complete at a lesser depth, a Party, by becoming a Non-Participating Party, shall be relieved of the obligations and liabilities as to such operation, except as to its share of the costs of plugging and abandoning the well.
                  10.5.4 Deepening of Non-Consent Exploratory Well. Notwithstanding the foregoing, if drilling to the initial objective depth does not result in a well which will be qualified as a Producible Well and the decision is to drill deeper, each Non-Participating Party shall be notified by the Operator of such decision. Any Non-Participating Party may then agree to participate in a deepening operation by notifying the Operator, within forty eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receiving notice of the decision. In such event any Non-Participating Party which elects to participate in deepening the well as proposed shall immediately pay to the Participating Parties its Participating Interest share of the costs of the well as if it had originally participated to the initial objective depth. Thereafter such Non-Participating Party shall be deemed for all purposes to be a Participating Party as to such deepening operations, and the provisions of Section 10.4 shall not be applicable to such Party as to the deepened portion of the well. This initial Participating Parties, however, shall continue to be entitled to recoup out of the proceeds received from production from the non-consent portion of the well any balance remaining per the terms specified in
         Section 10.4 applicable to such Non-Consent Well, less the amount paid by a Non-Participating Party pursuant to this Subsection 10.5.4.
                  10.5.5 Plugging and Abandoning Cost. The Participating Parties shall pay all costs of plugging and abandoning except any costs associated with a subsequent Non-Consent Operation. The participants in a subsequent Non-Consent Operation shall pay any plugging and abandoning costs associated with such operation. A non-Consent Operation does not include the abandonment of the original wellbore above the depth at which the Non-Consent Operation commenced.

         10.6 Seismic Operations. Any Party may propose seismic operations by notifying the Operator. For purposes of this Section, seismic operations shall be defined as operations conducted to obtain imagery of the earth's subsurface using sound energy. The Operator shall promptly prepare and submit an AFE to the Parties for approval to conduct the proposed seismic operation.

         The Parties shall meet within thirty (30) days after receipt of the AFE to discuss the proposed seismic operation. Modifications may be proposed as a result of said meeting, in which event the Operator shall submit the Parties a revised AFE incorporating the modifications within fifteen (15) days after said meeting. Within thirty (30) days following said meeting or receipt of modifications, whichever is later, each Party shall notify the operator of its approval or disapproval of the proposed seismic operation.

         Approval of a seismic operation shall require the affirmative vote of at least two (2) or more Parties having a combined Working Interest of seventy-five percent (75%) or more of all Parties, and such approval shall be binding on all Parties.

         Any Party, should it so desire, may conduct seismic operations at its sole cost, risk and expense.

                                   ARTICLE 11
                             DEVELOPMENT OPERATIONS

         11.1 Operation by All Parties. Any Party may propose Development Operations, including any wells, Platform, and/or Facilities required by such operations, by notifying the Operator. The Operator shall promptly prepare and submit a Development Operation AFE to the Parties for approval pursuant to the response to notice procedures set forth in Subsections 9.3.2, 9.3.3, 9.3.4 or 9.3.5, as appropriate. If all Parties elect to participate in the proposed operation, Operator shall conduct such operation at their cost and risk.

         11.2 Second Opportunity to Participate. If fewer than all but two (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate, the Operator shall inform the Parties of the elections made, whereupon any Party originally electing not to participate may then elect to participate by notifying the Operator within forty-eight (48) hours, exclusive of Saturdays, Sundays and federal holidays, after receipt of such notification.

         11.3 Final Election to Participate. If fewer than all but two (2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more approve any proposed operation, the Operator, immediately after the expiration of the applicable response time, shall inform the Parties who have elected to participate of the total interest of the Parties approving such operation. Each Participating Party, within forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice, shall advise the Operator of its desire to (a) limit participation to such Party's interest as shown on the proposed AFE; or (b) carry its proportionate part of Non-Participating parties interests. Failure to advise the proposing Party shall be deemed an election under (a) notwithstanding Subsection 9.3.4. Should any Party elect to limit its participation to its interest as shown on the proposed AFE, the remaining participating Parties shall carry the Non-Participating Parties interest in such proportions as the remaining Participating Parties agree to by mutual consent. In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours.

         11.4 Operations by Fewer Than All Parties. If fewer than all but two
(2) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in and agree to bear one hundred percent (100%) of the cost, risk and liability of a Development Operation, Operator shall conduct such operation pursuant to Article 12.

         11.5 Timely Operations. Development Operations shall be commenced within one hundred twenty (120) days following the date upon which the last applicable election may be made. If no Development Operations are commenced with such time period, the effect shall be as if the proposal had not been made. For the purposes hereof, Development Operations shall be deemed to have commenced on the day charges are incurred pursuant to an approved AFE.

         11.6 Course of Action after Drilling to Initial Objective Depth. At such time as a Development Well has been drilled to the initial objective depth and a completion of such zone is not made or is unsuccessful, Operator shall notify the Participating Parties setting forth Operator's recommendation to either:
         (a) conduct additional coring, testing or logging of the formations encountered;
         (b) attempt completion with a deeper completion having priority over a shallower completion attempt:
         (c) sidetrack the well to another bottom hole location not deeper than the stratigraphic equivalent of the initial objective depth;

         (d)      deepen the well;
         (e)      perform other operations on the well; or
         (f)      plug and abandon the well.

The Participating Parties, within forty-eight (48) hours after receipt of Operator's recommendations, shall respond thereto by either approving it or making another proposal. If another proposal is made, the Participating Parties shall have an additional twenty-four (24) hours to respond thereto. If conflicting proposals are made, preference for purposes of consideration only shall be given first to (a) above and next to (b) above and so forth. Failure of a Participating Party to respond to a proposal shall be deemed a negative response.

         11.7 Deeper Drilling. If a well is proposed to be drilled below the deepest producible zone penetrated by a Producible Well, any Party may elect to participate either in the well as proposed or to the base of the deepest producible zone. A Party electing to participate in such well to the base of said zone shall bear its Participating Interest share of the cost, risk and liabilities (including loss of the hole due to deepening of the well) of drilling to said zone including completion or abandonment. All operations below the depth to which such Party agreed to participate shall be governed by Article 12.

         11.8 Facilities. The affirmative vote of two (2) or more Parties having a combined Participating Interest of seventy-five percent (75%) or more in the wells to be served by the proposed Facilities shall constitute approval which shall be binding on all Parties having an interest in the wells to be served; however, nothing hereunder shall limit a Party's rights under Section 22.1.

         11.9 Contracts. Operator may enter into contracts with independant contractors for Development Operations ans shall utilize competitive bidding.

                                   ARTICLE 12
                             NON-CONSENT OPERATIONS

         12.1 Operations by Fewer than All Parties. Operator or substitute Operator shall conduct Non-Consent Operations at the sole risk and expense of the Participating Parties, in accordance with the following provisions:

                  12.1.1 Non-Interference. Non-Consent Operations shall not interfere unreasonably with operations being conducted by all Parties.

                  12.1.2 Multiple Completion Limitation. Non-Consent Operations shall not be conducted in a well having multiple completions unless:
         (a) each completion is owned by the same Parties in the same proportions; (b) the well is incapable of producing from any of its completions; or (C) all Participating Parties in the well consent to such operations.

                  12.1.3 Metering. In Non-Consent Operations, production need not be separately metered but may be determined on the basis of well tests. Such well tests shall be conducted by the Operator on a frequency of at least once a calendar month.

                  12.1.4 Non-Consent Well. Operations on a Non-Consent Well shall not be conducted in any producible zone penetrated by a Producible Well without approval of each Non-Participating Party unless: (a) such zone shall have been designated in the notice as a completion zone; (b) completion of such well in said zone will not increase the well density beyond that governmentally prescribed or approved or such zone; and (c) the horizontal distance between the vertical projections of the midpoint of the zone in such well and any existing well in the same zone will be at least one thousand feet (1,000') if an oil-well completion or two thousand feet (2,000') if a gas-well completion.

                  12.1.5 Cost Information. Operator shall, within one hundred twenty (120) days after completion of a Non-Consent Well, furnish the Parties an inventory and an itemized statement of the cost of such well and equipment pertaining thereto. Operator shall furnish to the Parties a monthly statement showing operating expenses, and the proceeds from the sale of production from the well for the preceding month.

                  12.1.6 Completions. For the purposes of determinations hereunder, each completion shall be considered a separate well.

         12.2 Forfeiture of Interest. Upon commencement of Non-Consent Operations, each Non-Participating Party's interest and leasehold operating rights in the Non-Consent Operation and title to production therefrom shall be owned by and vested in each Participating Party in proportion to its Participating Interest or in proportions agreed to by the Participating Parties for as long as the operations originally proposed are being conducted or production is obtained, subject to the following:

                  12.2.1 Production Reversion Penalties. Such Interest, rights and title shall revert to each Non-Participating Party when the Participating Parties have recouped out of the Non-Participating Party's Share of the proceeds of production from such Non-Consent Operations an amount, which when added to any amounts received under
         Section 12.5, equals the sum of the following:

                           (a) Five hundred percent (500%), if the proposal is
                  approved by two (2) or more Parties having a combined Working Interest of fifty-one percent (51%)

                           (b) Three hundred percent (300%) of the
                  Non-Participating Party's Share of the cost of any non-consent Facilities and/or any Non-Consent Platform(s) which must be installed to carry out the operation; plus,

                           (c) One hundred percent (100%) of the
                  Non-Participating Party's Share of the cost of using any Facilities already installed; plus,

                           (d) One hundred percent (100%) of the
                  Non-Participating Party's Share of the cost of using any Platform already installed; plus,

                           (e) One hundred percent (100%) of the
                  Non-Participating Party's Share of the cost of operating expenses, royalties and severance, gathering and production taxes.

                  Upon the recoupment of such costs, a Non-Participating Party shall become a Participating Party in such operations.

                  12.2.2 Non-Production Reversion. If such Non-Consent Operations fail to obtain production or if such operations result in production which ceases prior to recoupment by the Participating Parties of the penalties provided for above, such operating rights shall revert to each Non-Participating Party except that all Non-Consent Wells, Platforms and Facilites shall remeint vested in the Participating Parties; however, any salvage in excess of the sum remaining under subsection 12.2.1 shall be credited to all Parties.

         12.3 Deepening of Non-Consent Development Well. If any Participating Party proposes to deepen a Non-Consent Development Well, each Non-Participating Party shall be notified by the Operator of such decision. Any Non-Participating Party may then agree to participate in a deepening operation by notifying the Operator within thirty (30) days after receiving the proposal, or within forty-eight (48) hours, inclusive of Saturdays, Sundays and federal holidays, if a rig is on location and standby charges are being incurred after receiving notice of the decision. In such event, any Non-Participating Party which elects to participate in deepening the well as proposed shall immediately pay to the Participating Parties its Participating Interest share of the costs of the well as if it had originally participated to the initial objective depth. Thereafter such Non-Participating Party shall be deemed or all purposes to be a Participating Party as to such deepening operations, and the provisions of Subsection 12.2.1(a) shall not be applicable to such Party as to the deepened portion of the well. The initial Participating Parties however, shall continue to be entitled to recoup out of the proceeds received from production from the non-consent portions of the well any balance remaining per the terms specified in Subsection 12.2.1 applicable to the Non-Consent Development Well, less the amount paid by a Non-Participating Party pursuant to this Section 12.3.

         12.4 Operations form Non-Consent Platforms. A party which did not originally participate in a Platform shall be a Non-Participating Party as to all operations from such Platform and shall be subject to the provisions of
Section 12.2. Reversion shall occur only after the original Participating Parties have recouped the sum set forth in Subsection 12.2.1 for the Platform and the Non-Consent Operations thereon.

         12.5 Discovery or Extension from Mobile Drilling Operations. If a Non-Consent Well is drilled from a mobile drilling rig, a floating drilling vessel, or a Platform no longer producing in paying quantities and results in the discovery of oil or gas or extensions of a Producible Reservoir, the recoupment of costs applicable to such well shall be governed by Section 12.2 and shall be recovered by the Participating Parties in the following manner:

                  (a) If such Non-Consent Well is not completed and produced, recoupment shall be out of one-half (1/2) of the Non-Participating Party's Share of production from all subsequently completed wells on the Unit Area which are completed in the Producible Reservoir discovered or extended by such Non-Consent Well and in which the Non-Participating Party in such Non-Consent Well has a Participating Interest;

                  (b) If such Non-Consent Well is completed and produced, recoupment shall be out of the Non-Participating Party's Share of all production from such Non-Consent Well and one-half (1/2) of the Non-Participating Party's Share of production from all subsequently completed wells on the Unit Area which are completed in the Producible Reservoir discovered or extended by such Non-Consent Well and in which the Non-Participating Party in such Non-Consent Well has a Participating Interest.

         12.6 Allocation of Platform Costs to Non-Consent Operations. Non-Consent Operations shall be subject to further conditions as follows:

                  12.6.1 Charges. If a Non-Consent Well is drilled from a Platform, the Participating Parties in such well shall pay to the Operator for credit to the owners of such Platform a charge for the right to use the Platform and its Facilities as follows:

                  (a) Such Participating Parties shall pay a sum equal to that portion of the total cost of the Platform, which one (1) Platform slot bears to the total number of slots on the Platform. If the Non-Consent Well is abandoned, the right of Participating Parties to use that Platform slot shall terminate unless such Parties commence drilling a substitute well from the same slot within ninety (90) days after abandonment.

                  (b) If the Non-Consent Well production is handled through the Facilities, the Participating Parties shall pay a sum equal to that portion of the total cost of such Facilities which one
                  (1) well bears to the total number of wells utilizing the Facilities.

                  12.6.2 Operating and Maintenance Charges. The Participating Parties shall pay all costs necessary to connect a Non-Consent Well to the Facilities and their Participating Interest share of the expense of operating and maintaining the Platform and Facilities applicable to the Non-Consent Well. Platform operating and maintenance expenses shall be allocated equally to all well completions served, and operating and maintenance expenses for the Facilities shall be allocated equally to all active well completions.

                  12.6.3 Payments. Payment of sums pursuant to Subsection 12.6.1 is not a purchase of an additional interest in the Platform or Facilities. Such payments shall be included in the total amount which the Participating Parties are entitled to recoup out of production from the Non-Consent Well.

         12.7  LEFT INTENTIONALLY BLANK

         12.8 Allocation of Costs between Zones (Single Completion). For the purpose of allocating costs on any well completed in only one (1) zone in which the Participating Interests of the Parties is not the same for the entire depth or the completion thereof, the cost of drilling, completing, and equipping such well shall be allocated on the following basis:

                  (a) Intangible drilling, completion, casing string and material costs from the surface to a depth of one hundred feet (100') below the base of the completed zone shall be charged to the Participating Parties in accordance with their respective Participating Interests in that zone.
                  (b) Intangible drilling, completion, casing string and material costs, other than tubing costs, from a depth of one hundred feet (100') below the base of the completed zone to total depth shall be charged to the Participating Parties in accordance with their respective Participating Interest in the well to total depth.

         12.9 Allocation of Costs between Zones (Multiple Completions). For the purpose of allocating costs on any well completed in dual or multiple zones in which the Participating interests of Parties is not the same for the entire depth or the completion thereof, the cost of drilling, completing, and equipping such well shall be allocated on the following basis:

                  (a) Intangible drilling, completion, casing string and material costs other than tubing costs,from the surface to a depth one hundred feet (100') below the base of the upper completed zone shall be divided equally between the completed zones and charged to the Participating Parties in accordance with their respective Participating Interest in each zone.
                  (b) Intangible drilling, completion, casing string, and material costs, other than tubing, from a depth one hundred feet (100') below the base of the upper completed zone to a depth one hundred feet (100') below the base of the second completed zone shall be divided equally between the second and any other zone completed below such depth and charged to the Participating Parties in accordance with their respective Participating Interest in each such zone. If the well is completed in additional zones, the costs applicable to each such zone shall be determined and charged to the Participating Parties in the same manner as prescribed by the dual zones completion.
                  (c) Intangible drilling, completion, casing string and material costs, other than tubing costs, from a depth one hundred feet (100') below the base of the lower completed zone to total depth shall be charged to the Participating Parties in accordance with their respective Participating Interest in the well to total depth.
                  (d) Costs of tubing strings serving each separate zone shall be charged to the Participating Parties in accordance with their respective Participating Interest in each zone.
                  (e) For the purposes of allocating tangible and intangible costs between zones that occur at less than one hundred foot (100') intervals, the distance between the base of the upper zone to the top of the next lower zone shall be allocated equally between zones.

         12.10 Allocation of Costs between Zones (Dry Hole). For the purpose of allocating costs on any well determined to be a dry hole, in which the Participating Interest of the Parties is not the same for the entire depth or the completion thereof, the cost of drilling, plugging and abandoning such well shall be allocated on the following basis:

                  (a) Costs to drill, plug and abandon a well proposed for completion in single, dual or multiple zones shall be charged to the Participating Parties in the same manner as if the well were completed as a producing well in all zones as proposed.
                  (b) Plugging and abandoning of any well following any deepening, completion attempt, or other operation shall be at the sole risk and expense of the Participating Parties in such operation, subject, however, to the provisions of Section 14.2.

         12.11 Intangible Drilling and Completion Cost Allocations. For the purposes of allocating costs under Sections 12.8, 12.9, and 12.10, intangible drilling and completion costs, including non-controllable materials costs, shall be allocated between zones, including the interval from the lower completed zones to total depth, on a drilling day ratio basis where the factor for each zone is determined by a fraction for which the numerator is the number of drilling and completion days applicable to that zone and the denominator is the total number of days spent on the well, beginning on the day the rig arrives on location and terminating when the rig is released.

                                   ARTICLE 13
                           FACILITIES AND MAINTENANCE

         13.1 Approval. A Party may propose the modification, expansion, upgrade, or replacement of Facilities, other than Facilities installed with Non-Consent Wells or Platforms, by notice to the other Parties, with information adequate to describe the proposed Facilities and the estimated costs. The affirmative vote of tow (2) or more Parties having combined Participating Interests of fifty prescient (50%) or more in the wells to be served shall constitute approval of and shall bind all owners of the wells to be served, but nothing in this Section limits a Party's rights under Section 22.1 (Facilities To Take in Kind).

         13.2 Ownership. Facilities that are modified, expanded upgraded, or replaced for the development and operation of the Unit Area shall be owned by the Parties in proportion to their Participating Interest therein. All costs and risks incurred for such Facilities shall be paid and borne by the Participating Parties. No Facilities, that are modified, expanded, upgraded, or replaced, shall be constructed on the Unit Area to serve operations off the Unit Area, unless agreed by all Parties.

         13.3 Maintenance Operations. Notwithstanding anything in this Agreement to the contrary, a proposed maintenance operation requiring the approval of the Participating Parties shall be binding on all Parties entitled to participate if two (2) or more Parties having a combined Participating Interest of 50 percent (50%) or more elect to participate in the proposed operation. For purposes of this Section 13.3, a maintenance operation is defined as a routine repair performed on the Unit Area and intended to maintain or preserve the condition of the Facilities, Platforms, and other Unit Area equipment.

                                   ARTICLE 14
                             ABANDONMENT AND SALVAGE

         14.1 Platform Salvage and Removal Costs. When the Parties owning a Platform mutually agree to dispose of such Platform, it shall be disposed of by the Operator as approved by such Parties with such Parties having a preferential right to acquire the Platform. The costs, risks, and net proceeds, if any, resulting from such disposition shall be shared by such Parties in proportion to their ownership of the Platform.

         14.2 Abandonment of Producing Well. Any Participating Party may propose the abandonment of a well by notifying the other Participating Parties. No well shall be abandoned without the mutual consent of the Participating Parties. The Participating Parties not consenting to the abandonment shall pay to each Participating Party desiring to abandon such abandoning Party's share of the current value of the well's salvageable material and equipment as determined pursuant to Exhibit "C", less the estimated current costs of salvaging same and of plugging and abandoning the well as determined by the Participating Parties. In the event such abandoning Party's interest in such salvage value is less than such Party's share of the estimated costs of salvaging materials, and plugging and abandoning the well, the abandoning Party shall pay the Operator, for benefit of the non-abandoning Parties, a sum equal to the deficiency.

         14.3 Assignment of Interest. Each Participating Party desiring to abandon a well pursuant to Section 14.2 shall assign effective as of the last applicable election date, to the non-abandoning Parties, in proportion to their Participating Interests, its interest in such well and the equipment therein and its ownership in the production from such well. Any Party so assigning shall be relieved from any further liability with respect to said well.

         14.4 Abandonment Operations Required by Governmental Authority. Any well abandonment or Platform removal required by a governmental authority shall be accomplished by Operator with the costs, risks, and net proceeds, if any, to be shared by the Parties owning such well or Platform in proportion to their Participating Interests.

                                   ARTICLE 15
                                   WITHDRAWAL

         15.1 Withdrawal. A Party may withdraw from this Agreement as to the Unit Area by assigning, to the other Parties having an interest therein who do not desire to withdraw, all its interest in such Unit Area and the wells, Platforms and Facilities used in operations on such Unit Area; provided that such assignment shall not relieve such Party from any obligation or liability incurred prior to the first day of the month following receipt of the assignment by assignees. Unless otherwise agreed, the assigned interest shall be owned by the assignees in proportion to their respective Participating Interests. The assignees, in proportion to the respective interests so acquired, shall pay the assignor for its interest in the wells, Platforms and Facilities, the current salvage value thereof less its share of the estimated current cost of salvaging same, plugging and abandoning of wells, and removal of all Platforms and Facilities, as determined by the Parties. In the event such withdrawing Party's interest in such salvage value is less than such Party's share of the estimated costs, the withdrawing Party shall pay the Operator, for benefit of the non-withdrawing Parties, a sum equal to the deficiency. Within sixty (60) days after receiving notice of the assignment, Operator shall render a final statement to the withdrawing Party for its share of all expenses incurred through the first day of the month following the date of receipt of the assignment, plus any deficiency in salvage value. Providing all such expenses, including any deficiency hereunder, due from the withdrawing Party have been paid within thirty (30) days after the rendering of such final statement, the assignment shall be effective the first day of the month following its receipt, and, he withdrawing Party shall thereafter be relieved from all further obligations and liabilities incurred with respect to the Unit Area, provided that, such withdrawing Party shall remain liable for any costs, expenses, or damages theretofore accrued or arising out or any event occurring prior to such Party's withdrawal.

         15.2 Limitations on Withdrawal. No Party shall be relieved of its obligations hereunder during a blowout, a fire, or other emergency, but may withdraw from this Agreement after termination of such emergency, provided such Party shall remain liable for its share of all costs arising from said emergency.

                                   ARTICLE 16
                      RENTALS, ROYALTIES AND OTHER PAYMENTS

         16.1 Creation of Overriding Royalty. Any Party whose interest in a Lease contributed to the Unit Area is subsequently encumbered, after the Effective Date, by an overriding royalty or other burden shall hold all other Parties free and harmless from such encumbrances; and, if any other Party or Parties shall conduct Non-Consent Operations pursuant to any provisions of this Agreement and, as a result, become entitled to receive Working Interest production otherwise belonging to said Non-Participating Party, the Party entitled to receive the Working Interest production of the Non-Participating Party shall receive the production free and clear of burdens against such production which may have been created, and the Non-Participating Party subject to such burdens shall hold the Participating Party or Parties harmless with respect to said burden or burdens and will bear same at its own expense.

         16.2 Payment of Rentals and Minimum Royalties. Apache, as operator or East Cameron Blocks 47 and 48, and Hunt as operator of East Cameron Block 63, shall each pay in a timely manner for the joint account of the Parties all rentals, minimum royalties, or similar payments accruing under the terms of the respective Leases and submit evidence of each such payment to the Parties. Apache, GOM Shelf, or Hunt shall not be held liable to the other Parties in damages for the loss of a Lease or interest therein if, through mistake or oversight, any rental, minimum royalty, or other payment is not paid, or is erroneously paid.

         16.3 Non-Participation in Payments. Should any Party elect not to pay its share of any rental, minimum royalty, or similar payment, such Party shall notify the other Parties at least sixty (60) days prior to the date on which such payment is due; and, in this event, operator shall make such payment for the benefit of all the Participating Parties. In such event the Non-Participating Party shall, upon the request of the Participating Parties, assign to them such portions of its interest in the Lease within the Unit Area as would be maintained by such payment. Such Non-Participating Party will have no further interest in such portions of its interest in the Lease within the Unit Area and will execute any necessary documents to evidence same as required by the other Parties. Unless otherwise agreed, such assigned interest shall be owned by each Participating Party in proportion to its Participating Interest.

         16.4 Royalty Payments. Each Party hereto shall be responsible for and shall separately bear and properly pay or cause to be paid all royalties and other amounts which become due on production taken from the Leases contributed to the Unit Area for its account and on its share of any production used, consumed, or lost on the Leases. During any time in which the Participating Parties in a Non-Consent Operation are entitled to receive a Non-Participating Party's share of production, the Participating Parties shall bear the Lease royalty due on such share of production and shall hold the Non-Participating Parties harmless from liability for such royalty.

                                   ARTICLE 17
                                      TAXES

         17.1 Property Taxes. Operator shall render property covered by this Agreement as may be subject to ad valorem taxation, and shall pay such property taxes for the benefit of each Party. If the Operator is required hereunder to pay ad valorem taxes based in whole or in part upon separate valuation of each Party's Working Interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the Parties hereto in accordance with the percentage of tax value generated by each Party's Working Interest.

         17.2 Contest of Property Tax Valuation. Operator shall timely and diligently protest to a final determination any valuation it deems unreasonable. Pending such determination, Operator may elect to pay under protest. Upon final determination, Operator shall pay the taxes and any interest, penalty, or cost accrued as a result of such protest. In either event, Operator shall charge each Party its share in accordance with each Party's Participating Interest.

         17.3 Production and Severance Taxes. Each Party shall pay, or cause to be paid, all production, severance, and excise taxes, due on any production which it receives pursuant to the terms of this Agreement.

         17.4 Other Taxes and Assessments. Operator shall pay other applicable taxes (other than income taxes) or assessments and charge each Party its share in accordance with each Party's Participating Interest.

                                   ARTICLE 18
                                    INSURANCE

Operator shall obtain the insurance provided in Exhibit "B" and charge each Party its Participating Interest share of the cost of the premium therefore provided, however, that each Party may self insure subject to the provisions of Exhibit "B".

                                   ARTICLE 19
                         LIABILITY, CLAIMS AND LAWSUITS

         19.1 Individual Obligations. The obligations, duties and liabilities of the Parties shall be several and not joint or collective; and nothing contained herein shall ever be construed as creating a partnership, association, or other character of business entity recognizable in law. Each Party shall hold all the other Parties harmless from liens and encumbrances on the Unit Area arising as a result of its acts.

         19.2 Notice of Claim or Lawsuit, If a claim is made against any Party or if any Party is sued on account of any matter arising from operations hereunder, such Party shall give prompt written notice to the other Parties. Operator will keep the Participating Parties appropriately advised of all material events in each lawsuit and claim arising from operations under this Agreement.

         19.3 Settlements. Operator may settle any single damage claim or suit involving operations under this Agreement if the expenditure does not exceed One Hundred Thousand Dollars ($100,000.00) and if the payment is in final settlement of such claim or suit. If the amount required for settlement exceeds such amount, Operator shall obtain prior consent of Participating Parties having at least a seventy-five percent (75%) Participating Interest in the operation which gave rise to the claim or suit. If at least seventy-five percent (75%) approval is obtained, the decision to settle will be binding on all Participating Parties. If at least seventy-five percent (75%) approval of the Participating Parties is not obtained, Operator shall renegotiate the settlement amount to a sum acceptable to the Participating Parties having at least a seventy-five percent (76%) Participating Interest or try the case.

         19.4 Legal Expenses. Legal expenses shall be handled pursuant to Exhibit "C".

         19.5 Liability for Losses, Damages, Injury or Death. Notwithstanding the provisions of Section 19.1, liability for losses, damages, injury, or death arising from operations under this Agreement shall be borne by the Parties in proportion to their Participating Interests in the operations out of which such liability arises, except when such liability results from the gross negligence or willful misconduct of a Party or Parties, in which case such Party or Parties shall be liable.

         19.6 Indemnification. To the extent allowed by law, the Participating Parties agree to hold the Non-Participating Parties harmless and to indemnify and protect them against all claims, demands, liabilities and liens for property damage or personal injury, including death, caused by or otherwise arising out of Non-Consent Operations, and any loss and cost suffered by any Non-Participating Party as an incident thereof.

                                   ARTICLE 20

         20.1 Internal Revenue Provision. Notwithstanding any provisions herein that the rights and liabilities hereunder are several and not joint or collective or that this Agreement and the operations hereunder shall not constitute a partnership, if for Federal income tax purposes this Agreement and the operations hereunder are regarded as a partnership, then for Federal income tax purposes, each Party elects to be excluded from the application of all provisions of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986, as permitted and authorized by Section 761 of said Code and the regulations promulgated thereunder. Operator is hereby authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Federal Internal Revenue Service including specifically, but not by way of limitation, all of the returns, statements, and data required by Federal Regulations 1.7612.2. Should there be any requirement that each Party further evidence this election, each Party agrees to execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service. Each Party further agrees not to give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax law of the United States of America or any state contains provisions similar to those contained in Subchapter K, Chapter 1, Subtitle "A" of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of said Subchapter K is permitted each Party makes such election or agrees to make such election as may be permitted by such laws. In making this election, each Party states that the income derived by it from the operations under this Agreement can be adequately determined without the computation of partnership taxable income.

                                   ARTICLE 21
                                  CONTRIBUTIONS

         21.1 Notice of Contributions Other Than Advances for Sale of Production. Each Party shall promptly notify the other Parties of all contributions which it may obtain, or is attempting to obtain, concerning the drilling of any well on the Unit Area. Payments received as consideration for entering into a contract for sale of production from the Unit Area, loans, and other financing arrangements shall not be considered contributions for the purposes of this Article.

         21.2 Cash Contributions. In the event a Party receives a cash contribution toward the drilling of a well, said cash contribution shall be paid to Operator and Operator shall credit the amount thereof to the Parties in proportion to their Participating Interest in the well. If such well is a Non-Consent Well, the amount of the contribution shall be deducted from the cost specified in Subsection 12.2.1(a).

         21.3 Acreage Contributions. In the event a Party receives an acreage contribution toward the drilling of a well, such Party shall tender an assignment of the acreage, without warranty of title, to the Participating Parties in the proportions said Parties shared in the cost of drilling the well. Such acreage shall, to the extent possible, be subject to this Agreement which shall apply separately as to such acreage between those Parties electing to accept the assignment. For purposes of this Agreement, the word "acreage" shall mean lands or leases or interests therein.

                                   ARTICLE 22
                            DISPOSITION OF PRODUCTION

         22.1 Facilities to Take in Kind. Any Party shall have the right, at its sole risk and expense, to construct Facilities for taking its share of production in kind, provide that such Facilities at the time of installation do not interfere with continuing operation on the Unit Area.

         22.2 Taking Production in Kind. Each Party shall take in kind and separately dispose of its share of the oil and/or condensate and gas produced and saved from the Unit Area.

         22.3 Failure to Take in Kind. Notwithstanding the provisions of Section 22.2, if any Party fails to take in kind and separately dispose of its share of the oil and/or condensate, Operator shall have the option, but never the obligation, upon prior written notice to the non-taking Party to sell such oil and/or condensate to others at the best price obtainable by Operator, subject to revocation at will by the non-taking Party. All contracts of sale by Operator of any Party's share of oil and/or condensate shall by only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any contract be for a period in excess of one (1) year. Proceeds of all sales made by Operator pursuant to this Section shall be paid to the Parties entitled thereto. Unless required by governmental authority or judicial process, no Party shall be forced to share an available market with any non-taking Party. If any Party fails to take in kind and separately dispose of is share of gas, such gas shall be accounted for in accordance with the provisions of Exhibit "E", Gas Balancing Agreement.

         22.4 Expenses of Delivery in Kind. Any cost incurred by Operator in making delivery of any Party's share of oil and/or condensate and gas, or disposing of same pursuant to Section 22.3, shall be borne by such Party.

         22.5 Gas Balancing Provisions. The Parties agree that in the event separate disposition of gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not equal to a Party's respective proportionate share of total gas sales to be allocated to it, the gas balancing or accounting between the Parties shall be handled in accordance with Exhibit "E" entitled "Gas Balancing Agreement."

                                   ARTICLE 23
                                  APPLICABLE LAW

         23.1 Applicable Law. THIS AGREEMENT SHALL BE INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING CHOICE OF LAW RULES THAT WOULD REFER THE MATTER TO THE LAWS OF ANOTHER JURISDICTION.

                                   ARTICLE 24
                     LAWS, REGULATIONS AND NONDISCRIMINATION

         24.1 Laws and Regulations. This Agreement and operations hereunder are subject to all applicable laws, rules, regulations, and orders, and any provision of this Agreement found to be contrary to or inconsistent with any such law, rule, regulation, or order shall be deemed modified accordingly.

         24.2 Nondiscrimination. In the performance of work under this Agreement, the Parties agree to comply, and Operator shall require each independent contractor to comply, with the governmental requirements set forth in Exhibit "D" and with all of the provisions of Section 202(1) to (7), inclusive, of Executive Order No. 11246, as amended.

                                   ARTICLE 25
                                  FORCE MAJEURE

         25.1 Force Majeure. All obligations imposed by this Agreement on each Party, except for the payment of money, and except for defense and indemnification obligations, shall be suspended while compliance is prevented, in whole or in part, by a labor dispute, fire, flood, war, civil disturbance, or act of God; by laws; by governmental rules, regulations, or orders; by inability to secure materials; or by any other cause, whether similar or dissimilar, beyond the reasonable control of the said Party; provided, however, that performance shall be resumed within a reasonable time after such cause has been remove; and provided further that no Party shall be required against its will to settle any labor dispute.

         25.2 Notice: Whenever a Party's obligations are suspended under Section 25.1, such Party shall immediatley notify the other Parties and give full particulares of the reason for such suspension.

                                   ARTICLE 26
             SUCCESSORS, ASSIGNS AND PREFERENTIAL RIGHT TO PURCHASE

         26.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns and shall constitute a covenant running with the Leases contributed to the Unit Area.

         26.2 Preferential Right to Purchase. Should any Party desire to sell, farmout, or otherwise dispose of all or any part of its interest in the Lease, it shall promptly give written notice to the other Parties hereto, with full information concerning its proposed sale or other disposition, which shall include the name and address of any prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the proposal. The other Parties hereto shall then have an optional prior right, for a period of thirty (30) days after receipt of the notice, to purchase on the same terms and conditions, all of the interest which the selling Party proposes to sell or otherwise dispose of; and if this optional right is exercised, the purchasing Parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing Parties, or in such proportions as the Parties may otherwise agree to by mutual consent. Provided however, the foregoing optional right shall not exist or apply when a Party proposes to mortgage its interest or to dispose of its interest by merger, reorganization, consolidation, assignment of production payment, sale of all or substantially all of its domestic exploration and production properties, sale of all of its assets, or sale or transfer of its interest in the Lease to an Affiliate. If any proposed sale is not consummated within six (6) months after the notice, the Party desiring to sell must resubmit the notice to the other Parties who will have all of the applicable prior rights and elections.

         26.3 Transfer of Interest. A Party may sell, transfer or assign all or any part of its interest in the Unit Area, provided that:

                  (a) Any such sale, transfers, assignment or other disposition shall be made only to a financially responsible party or parties.

                  (b) Such Party shall provide the other Parties a copy of the fully executed assignment within thirty (30) days after all signatures on the assignment have been obtained.

                  (c) Such Party shall incorporate in each instrument evidencing the sale, transfer, assignment, or other disposition a provision making the same expressly subject to this Operating Agreement and shall obtain (and furnish to the other Parties) such transferee's written consent to be bound by or an express ratification of all the provisions of this Operating Agreement.

         26.4 Assignments. Any assignment, vesting, or relinquishment of interest between the Parties shall be without warranty of title, either express or implied.

                                   ARTICLE 27
                                      TERM

This Agreement shall remain in effect so long as the Unit Area shall remain in full force and effect and thereafter until (a) all Unit Area wells have been abandoned and plugged or turned over to a single Working Interest owner in accordance with Article 15; (b) all Unit Area equipment and any real property acquired for the joint account has been disposed of by Operator; and (c) there has been a final accounting made under this Agreement, including settlement of any gas imbalances pursuant to Exhibit "E".

                                   ARTICLE 28
                             MISCELLANEOUS PROVISION

         28.1 Plurals and Headings. Except for the headings contained in Article 2 (Definitions), the headings and table of contents used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement. Reference to the plural form of a noun, pronoun, or verb shall, whenever appropriate, be deemed to include the singular form, and vice versa.

         28.2 Other Miscellaneous. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one (1) Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting, or execution hereof. This Agreement is not intended to benefit or create rights in a person or entity not a Party to this Agreement. This Agreement contains the final and entire agreement of the Parties for the matters covered by this Agreement and, as such, supersedes all prior written or

                                            Date:___________________________


WITNESSES:                                  RIDGEWOOD ENERGY CORPORATION

_________________________________           By:______________________________
                                               ______________________________
_________________________________              ______________________________

                                            Date:___________________________


WITNESSES:                                  HUNT OIL COMPANY

_________________________________           By:______________________________
                                               ______________________________
_________________________________              ______________________________

                                            Date:___________________________

                         ATTACHMENT "1" TO EXHIBIT "F"
Attached to and made a part of that certain Operating Agreement dated _________, 2005, by and between Apache Corporation, Newfield Exploration Company, and Hunt Oil Company

I. OPERATOR
-----------
APACHE CORPORATION

II. DESCRIPTION OF LEASES AND UNIT AREA Leases:
-----------------------------------------------
         OCS-G 0767, All of Block 47
         OCS-G 0768, All of Block 48
         OCS-G 22547, All of Block 63
The unit Area is comprised of the following:

Tract 1
-------
EC 47: NE/4 SE/4 SE/4; NE/4 SE/4 SE/4 SE/4; and
EC 48: N/2 SW/4 SW/4; SE/4 SW/4 SW/4; W/2 SE/4 SW/4; and the N/2 SW/4 SW/4 SW/4
Containing approximately 507.8125 acres, more or less
AND
Tract 2
-------
EC 63: S/2 NE/4 NW/4; NW/4 NE/4 NW/4; N/2 NE/4 NW/4 NW/4; SE/4 SE/4 NW/4
         NW/4; NE/4 SE/4 NW/4 NW/4; and the SW/4 NE/4 NE/4 NW/4 Containing approximately 332.03125 acres, more or less.

III. WORKING INTERESTS OF THE PARTIES IN THE UNIT AREA
------------------------------------------------------
Apache/GOM Shelf LLC/Ridgewood Energy Corporation 70.00000%
Hunt                                              30.00000%
                                                  --------
                                                  100.00000%
IV. BURDENS AND CONTRACTS IN THE AREA
-------------------------------------
1. The base royalty contained in each Lease.
2. 1.75% overriding royalty burdening on Ridgewood, GOM and Apache Corporation

V. NOTIFICATION ADDRESSES AND DESIGNATED REP
--------------------------------------------
Apache Corporation                      Hunt Oil Company
2000 Post Oak Blvd., Suite 100          1455 Ross at Field
Houston, Texas 77056-4400               Dallas, Texas 75202
Tel: (713) 296-6000                     Tel: (214) 978-8563
Fax: (713) 296-7024                     Fax: (214) 978-8888
Representative: C. R. Harden            Representative: Larry Guzick


Ridgewood Energy Corporation            GOM Shelf LLC
11700 Old Katy Road, Suite 280           2000 Post Oak Blvd., Suite 100
Houston, Texas 77079                    Houston, Texas 77056-4400
Tel: (281) 293-8449                     Tel: (713) 296-6000
Fax: (281) 293-7705                     Fax: (713) 296-7024
Representative: Greg Tabor              Representative: Land Manager-Gulf Coast

                                Amended 06/28/05
                                       30

                             PARTICIPATION AGREEMENT

                                     between


                               APACHE CORPORATION

                                       And

                                RIDGEWOOD ENERGY
                                   CORPORATION



                            EAST CAMERON 48 PROSPECT

                            OCS-G 00767, 00768, 22574
                      BLOCKS 47, 48 & 63, EAST CAMERON AREA



                                 GULF OF MEXICO

                             PARTICIPATION AGREEMENT
                            EAST CAMERON 48 PROSPECT
                      BLOCKS 47, 48 & 63, EAST CAMERON AREA
                                 GULF OF MEXICO

This Participation Agreement ("Agreement") is made and entered into effective as of the 8th day of June, 2005, (the "Effective Date"), by and between Apache Corporation and GOM Shelf LLC (collectively "Apache") and Ridgewood Energy Corporation ("Ridgewood"), sometimes hereinafter referred to collectively as the "Parties" and individually as "Party".

                                   WITNESSETH:

WHEREAS, the Parties have entered into the Ridgewood/Apache Deep Shelf Initiative (the "Initiative") dated March 24, 2005, that provides, among other things, for the execution of this Agreement in the event Ridgewood elects to participate in a Prospect, as hereinafter defined, presented by Apache pursuant to such Initiative; and

WHEREAS, Apache and GOM Shelf LLC are the owners of Federal Lease OCS-G 00767, covering all of Block 47, East Cameron Area, and Federal Lease OCS-G 00768, covering all of Block 48, East Cameron Area and Hunt Oil Company ("Hunt") is the owner of Federal Lease OCS-G 22574, covering all of Block 63, East Cameron Area. The above described leases shall hereinafter be referred to as the "Prospect Area Leases"; and

WHEREAS, Apache, Ridgewood and Hunt have entered into a Working Interest Unit Agreement and Well Proposal dated June 8, 2005, to jointly explore and develop a prospect which has been identified by their respective companies and lies across contiguous blocks currently owned and controlled, with the exception of Ridgewood by said companies, the Prospect Area Leases; and

WHEREAS, the Parties believe the Prospect, as hereinafter defined and known as the East Cameron 48 Prospect, is wholly contained within the Prospect Area Leases; and

WHEREAS, Ridgewood has elected pursuant to the Initiative and subject to the terms and conditions contained herein to: 1) acquire a portion to the Prospect Area Leases owned by Apache covering the Prospect, as hereinafter defined and described on Exhibit "A" hereto; 2) become a signatory party to that certain Working Interest Unit Agreement and Well Proposal dated June 8, 2005, between Apache, Ridgewood and Hunt; and 3) participate in certain operations on the Prospect Area, as hereinafter defined, and assume all rights, duties, interests and obligations arising thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

                                    ARTICLE 1
                                   Definitions

Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

Authorization for Expenditure (AFE) means an authorization to expend funds that estimates costs to be incurred for an Operation pursuant to the Operating Agreement as referenced herein; (Initial Well Cost AFE attached as Exhibit "B" hereto).

Casing Point means that point in time after the contract depth has been reached in drilling the Initial Well, as hereinafter defined, said well has been fully evaluated by the running of such logs and conducting such other open-hole evaluation as the Parties hereto may deem appropriate, and after the results of said logs and open-hole evaluation are known and delivered to the Parties hereto, and a decision is made to attempt to complete or deepen the Initial Well or to plug and abandon the well. However, should the decision be to plug and abandon the well, it shall be deemed not to have reached Casing Point until all operations are complete with respect to the plugging and abandoning of the Initial Well.

Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a legal entity. Controls, Controlled by and other derivatives shall be construed accordingly.

Conditions Precedent has the meaning ascribed to in in Article 3.

Evaluation Data means geological or geophysical data and other data and information relating to a Prospect including, without limitation, all relevant geological and geophysical interpretations and information, including reports, interpretations, models and maps and all specialty processing and analysis of seismic data and may also include commercial, contractual and financial information.

Force Majeure means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fir, storm, flood, or other act of nature, explosion, governmental action or restraint, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, that is not reasonably within the control of the Party claiming suspension. It is, however, expressly agreed that promptness of performance is of the essence under this Agreement and that every reasonable effort will be made by the Parties to avoid delay or suspension of any work or acts to be performed under this Agreement. The requirement that the Force Majeure be remedied with all reasonable dispatch shall not require a Party to settle strikes or other labor difficulties.

Initiative has the meaning ascribed to it in the Preamble.

Lease means an instrument issued by the United States of America by the Regional Director, Gulf of Mexico OCS Region, Minerals Management Service ("MMS"), granting certain rights including but not limited to rights to explore for and produce Crude Oil and Natural Gas, as defined in the Initiative.

Net Revenue Interest means the Working Interest, less applicable burdens, proportionately reduced.

Operating Agreement has the meaning ascribed to it in Article 5.

Objective Depth has the meaning ascribed to it in Article 6.

Preferential Right to Purchase means obligations with respect to a Lease or its related agreements that exist at the Effective Date and that may include requirements to satisfy obligations, including, but not limited to, the obligation to offer the terms and provisions of this Agreement or the Initiative to a third party holding contractual rights applicable to a Lease.

Prospect means, in general, a geologic structural, stratigraphic trap or combination thereof that is believed to have the potential for accumulations of Hydrocarbons in commercial quantities. Prospect means, specifically as it relates to this Agreement, the East Cameron 48 Prospect.

Prospect Area means the geographic area encompassing the Prospect and any depth limitation applicable thereto, which is further identified by legal description on Exhibit "A" attached hereto, and shall be appropriate for recording purposes with the MMS.

Working Interest means the undivided interest of a Party, expressed as a percentage of the total interests of all Parties, in the rights and obligations derived from this Agreement and also means the undivided interest of a Party, expressed a percentage of the total interests of all Parties, in the rights and obligations in and to a Lease.

                                    ARTICLE 2
                       Assignment and Assumption of Rights

2.1 In exchange for the consideration stated herein, Apache hereby agrees to assign and transfer to Ridgewood, concurrent with the execution of this Agreement, and Ridgewood hereby agrees to accept, an assignment of 35.714285 percent of Apache's one hundred percent (100%) Working Interest in the Apache Lease(s) insofar as they encompass the Prospect Area, with a corresponding Net Revenue Interest of 28.869035 percent or 29.136902 percent (if and when Fairfield Royalty Corp. or its parents or any subsidiaries of the parent company of Fairfield Royalty Corp. executes a pooling letter). Additionally, Apache and Ridgewood agree that Ridgewood will likewise participate in the Prospect Area under the Working Interest Unit Agreement and Well Proposal with an undivided Working Interest of twenty-five percent (25%).

2.2 The Parties shall execute and deliver an assignment evidencing the above in the form attached as Exhibit "A" to the Initiative. Following such assignment, the net Working Interests in the Apache Lease(s) or portions thereof shall be:

                           Apache:          64.285715%

                           Ridgewood:       35.714285%

The net Participation Interests in the Prospect Area shall be:

                           Apache:          45%

                           Hunt:            30%

                           Ridgewood:       25%
                           --------------------

                                    Total   100%

                                    ARTICLE 3
                       Conditions Precedent to Assignment

3.1 The validity of the assignment hereunder is subject to the satisfaction or waiver of each of the following conditions, collectively called "Conditions Precedent", that:

         A. Apache obtains a waiver or other evidence in writing of the expiration or non-exercise of any Preferential Right to Purchase;

         B. The Parties obtain any necessary approvals from the U.S. Government or any appropriate division thereof to the assignment in writing, the cost of which shall be borne by Ridgewood; and

         C. The Parties obtain any other required third party consents for the transfer of the Working Interest proposed to be transferred hereunder in writing.

3.2 As soon as is reasonably practicable after execution of this Agreement, each Party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to attempt to secure required consents or waivers in an effort to satisfy the Conditions Precedent. Notwithstanding the above, in the event such Conditions Precedent are not satisfied despite the Parties' commercial reasonable efforts to overcome the same, then this Agreement shall terminate and neither Party shall have any further obligation to the other Party with respect to this Agreement.

                                    ARTICLE 4
                                  Consideration

4.1 In consideration for receiving the assignment of Working Interest hereunder, Ridgewood agrees to pay to Apache one hundred sixty percent (160%) of its Working Interest share of all costs and expenses associated with the drilling of the Initial Well on the East Cameron 48 Prospect, up to Casing Point, including plugging and abandonment costs in the event a completion attempt is not made in the Initial Well.

4.2 Notwithstanding anything to the contrary herein, if costs associated with the drilling of the Initial Well reach one hundred twenty percent (120%) of the AFE gross dry hole cost, then Ridgewood shall thereafter bear only its Working Interest share of remaining costs for the Initial Well as detailed in the AFE attached hereto as Exhibit "B".

                                    ARTICLE 5
                               Operating Agreement

5.1 Concurrent with the execution of this Agreement, the Parties agree to execute an offshore operating agreement in substantially the same form attached as Exhibit "C" to the Working Interest Unit Agreement and Well Proposal ("Operating Agreement") and which shall name Apache as operator. All operations conducted pursuant to this Agreement shall be governed by the terms and provisions of said Operating Agreement.

                                    ARTICLE 6
                                  Initial Well

6.1 The Initial Well will be drilled from a surface location of 1,980' FSL and 51' FWL of East Cameron 48 to a bottomhole location 1,716' FSL and 1,798' FWL of East Cameron 48, pursuant to Apache's AFE No. 6422 and Well plan attached hereto as Exhibit "B".

6.2 Subject to permitting, rig availability and events of Force Majeure, Apache shall use all commercially reasonable efforts to commence operations on the Initial Well within one hundred fifty (150) days of the Effective Date hereof.

6.3 In the event operations for the Initial Well are not commenced by Apache or other third party, if Apache is not the operator, within one hundred fifty (150) days of the Effective Date hereof, other than for reasons attributable to permitting, rig availability, or Force Majeure, then Ridgewood may, within thirty (30) days following such one hundred fifty (150) day period, elect to terminate this Agreement and Ridgewood hereby agrees, in the event of such termination, to reassign to Apache the Working Interest assigned to Ridgewood pursuant to this Agreement; provided, however, such assignment to Apache shall be in substantially the same form of assignment as Apache's assignment to Ridgewood and the Working Interest reassigned to Apache shall be free and clear of all liens, claims, encumbrances and burdens created by, through or under Ridgewood.

6.4 In the event operations for the Initial Well are not commenced within three hundred (300) days of the Effective Date hereof, other than for reasons attributable to permitting, rig availability, or Force Majeure, and the Agreement has not been terminated per Article 6.3 above, then Apache, at its sole discretion, may request a reassignment of the Working Interest assigned to Ridgewood pursuant to this Agreement and Ridgewood hereby agrees under such circumstances to promptly execute such reassignment. Such assignment to Apache shall be in substantially the same form of assignment as Apache's assignment to Ridgewood and the Working Interest reassigned to Apache shall be free and clear of all liens, claims, encumbrances and burdens created by, through or under Ridgewood.

6.5 Apache shall provide Ridgewood with copies of all well information from the Initial Well and any other well as indicated and required under the Operating Agreement or any operating agreement in existence and covering the Prospect which Ridgewood becomes a party to in accordance with Article 5.1.

6.6 In the event the Initial Well does not reach the objective depth because of mechanical difficulties or Gulf Coast Conditions (i.e. rock salt, heaving shale, excessive water flow, depleted sands, excessive pressure, base or other impenetrable matter) which prevent the operator from drilling the Initial Well to objective depth, the Parties hereto may cause the drilling of a substitute well on or before ninety (90) days following the plugging and abandonment of the Initial Well (or plugging back in the case of a proposed sidetrack). As between the Parties hereto, any substitute well shall require the concurrence of one (1) or more of said Parties with at least fifty percent (50%) Working Interest, proportionately reduced, and shall be drilled to target the same objective as the Initial Well. If the Parties elect to drill a substitute well, then the consideration to be paid in accordance with Article 4.1 hereof shall be carried over to the substitute well, but the limitation provided for in Article 4.2 shall remain in effect.

                                    ARTICLE 7
                         Representations and Warranties

7.1 Ridgewood makes the following representations and warranties to Apache as of the Effective Date:

         A. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Ridgewood's knowledge, threatened, against Ridgewood which would have and adverse effect upon the consummation of the transactions contemplated by this Agreement.

         B. Ridgewood has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under this Agreement.

         C. Each Party represents and warrants that it is duly qualified with the MMS to do business in the Outer Continental Shelf.

         D. Ridgewood has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

7.2 The Parties make the following representations and warranties to each other as of the Effective Date:

         A. Such Party is duly organized and validly existing under the laws of the state where it is organized;

         B. Such Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; and

         C. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

7.3 APACHE MAKES NO REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY AND COMPLETENESS OF THE INFORMATION INCLUDED IN A PROSPECT PRESENTATION OR ANY OTHER EVALUATION DATA FURNISHED BY APACHE TO RIDGEWOOD PURSUANT TO THIS AGREEMENT AND RIDGEWOOD EXPRESSLY ACKNOWLEDGES THE INHERENT RISK OF ERROR IN THE ACQUISITION, PROCESSING AND INTERPRETATION OF GEOLOGICAL AND GEOPHYSICAL DATA. APACHE, ITS AFFILIATED COMPANIES, THEIR OFFICERS, DIRECTORS AND EMPLOYEES SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE USE OF OR RELIANCE UPON THE EVALUATION DATA BY RIDGEWOOD OR ITS REPRESENTATIVE.

                                    ARTICLE 8
                                 Confidentiality

The Evaluation Data covering the Prospect Area will be subject to the terms and provisions of the Confidentiality Agreement dated March 24, 2005, signed in accordance with the Initiative.

                                    ARTICLE 9
                                  Governing Law

The substantive law of the State of Texas, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

                                   ARTICLE 10
                                     Notices

Notice by one (1) Party to another under this Agreement shall be in writing and shall be delivered by hand, registered mail, overnight mail, or sent by facsimile to the respective Party at the address or facsimile number shown below, or such other address or facsimile number as a Party may designate by notice to the other Party, and shall be deemed to be delivered only when received by the Party to whom such notice directed:


APACHE CORPORATION                          RIDGEWOOD ENERGY CORPORATION
2000 Post Oak Boulevard, Suite 100          11700 Old Katy Rd., Ste 280,
Houston, Texas 77056-4400                   Houston, Texas 77079
ATTN: Land Manager-Gulf Coast Region        ATTN: Mr. W. Greg Tabor
Facsimile: 713-296-7024                     Facsimile: 281-293-7705


                                   ARTICLE 11
                              Public Announcements

Except as required by applicable law, rule or stock exchange regulation or a third party agreement as referenced above, neither Party nor their Affiliates will make any public comment, statement, or communication with respect to the existence to this Agreement or any ongoing negotiations between the Parties without the prior consent of the other Party. If a Party is required by law, rule or stock exchange requirement to make any such disclosure, it will provide advance written notice to the other Party specifying the content of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made and shall limit any disclosure only to such information which the disclosing Party reasonable believes upon advice of counsel, is required to be disclosed. Notwithstanding anything to the contrary above, Ridgewood or its designated subsidiary, will not be restricted or precluded from providing certain non-confidential information about the program or a Prospect(s) in any marketing brochure, drilling fund prospectus or related company website.

                                   ARTICLE 12
                                  Force Majeure

If a Party is unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other Party prompt written notice of the Force Majeure with full particulars about it. Thereupon, the obligations of the Party giving the notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure.

                                   ARTICLE 13
                           Internal Revenue Provision

It is not the purpose or intention or this Agreement to create any partnership, mining partnership or association, and neither this Agreement nor the operations hereunder shall be construed as creating any such legal relationship; however, for income tax purposes only, the Parties agree that this Agreement shall be governed in accordance with the Operating Agreement.

                                   ARTICLE 14
                                      Term

This Agreement shall remain in effect for so long as the Lease or any portion thereof covering the Prospect Area remains in effect or the Operating Agreement as to the Prospect Area remains in effect, whichever is later; provided, however, that the obligations under the Confidentiality Agreement shall survive termination of this Agreement.

                                   ARTICLE 15
                               General Provisions

15.1 This Agreement, together with all of its exhibits, is intended by the Parties to be a complete and final statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any prior oral or written statements or agreements.

15.2 Subject to all matters hereof, this Agreement shall be binding upon the Parties hereto and their respective successors and assigns.

15.3 Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Initiative.

15.4 In the event of any conflict between the provisions of the main body of this Agreement and any of its exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between the provisions of this Agreement and the Initiative or the Operating Agreement, the provisions of this Agreement shall prevail, but only to the extent of such conflict.

15.5 Failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.6 None of the rights or liabilities derived from this Agreement is assignable by either Party except with the prior written consent of the other Party, such consent not to be unreasonably withheld, except with respect to assignments to an Affiliate.

15.7 This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective permitted successors and assigns. This Agreement shall be a covenant running with the land and shall bind any assignee of a Party's right, title or interest in this Agreement.

15.8 The captions in this Agreement are for convenience only and shall not be considered part of or affect the construction or interpretation or any provision of this Agreement.

15.9 References herein to the singular include the plural, and vice versa.

15.10 The Rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

15.11 Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

15.12 If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

15.13 There shall be no modification of this Agreement except by written consent of all Parties.

IN WITNESS WHEREOF, the Parties entered into this Agreement as of the Effective Date.



APACHE CORPORATION                          RIDGEWOOD ENERGY CORPORATION

BY: /s/ C.R. Harden                         BY: /s/ Greg Tabor
-------------------                         ------------------
C.R. Harden                                 Greg Tabor
Land Manager - Gulf Coast Region            Executive Vice President

                                   EXHIBIT "A"

                                  PROSPECT AREA

Prospect Area is the same as the Unit Area. The Unit will be comprised of the following:

Tract 1

     East Cameron 47: NE/4 SE/4 SE/4 and the NE/4 SE/4 SE/4 SE/4; and East Cameron 48: N/2 SW/4 SE/4 and the SE/4 SW/4 SW/4; W/2 SE/4 SW/4
                       and the N/2 SW/4 SW/4 SW/4

         Containing approximately 527.34375 acres, more or less,

                                       AND

Tract 2

     East Cameron 63:  S/2 NE/4 NW/4 and the NW/4 NE/4 NW/4 and the
                       N/2 NE/4 NW/4 NW/4 and the SE/4 NE/4 NW/4 NW/4 and the NE/4 SE/4 NW/4 NW/4 and the SW/4 NE/4 NE/4 NW/4

         Containing approximately 332.03125 acres, more or less.

Prospect Area Depth Limits is the same as the Unit Depths. The Unit will be limited in depth from the stratigraphic equivalent of the base of the "OC" sand, as seen in the electric log at 9,900' MD in the EC 48 OCS-G 0768 C-2 Well, to 100' below the stratigraphic equivalent of the base of the deepest sand drilled and completed or qualified under 30 CFR 250.115 or 30 CFR 250.116 in the Initial Well or Substitute therefore.